Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

Renalytix plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(6)

Equity	American Depositary Shares (ADSs)	457(c)	6,589,807	$3.65(3)	$24,052,795.55	$0.0000927	$2,229.69

Total Offering Amounts					$24,052,795.55		—

Net Fee Due							$2,229.69

(1)

The ordinary shares, nominal value £0.0025 per share, or the Ordinary Shares, may be represented by the American Depositary Shares, or ADSs, of Renalytix plc, or the Company. Each ADS represents two Ordinary Shares. These shares consist of (i) up to 11,075,220 ordinary shares and (ii) 1,052,197 American Depositary Shares, or ADSs, representing 2,104,394 ordinary shares of the Company. The total shares being registered equate to 6,589,807 ADSs.

(2)

Pursuant to Rule 416 under the Securities Act, the ADSs being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the ADSs being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The calculation of the proposed maximum aggregate offering price of the ADSs is based on the average of the high and low price for the ADSs on May 23, 2022, as reported on the Nasdaq Global Market.